UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CASELLA WASTE SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Jeffrey A. Stein Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-5947

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Casella Waste Systems, Inc., a Delaware corporation (“Casella” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2015 Annual Meeting of Stockholders to be held on Friday, November 6, 2015 and at any and all adjournments or postponements thereof (the “2015 Annual Meeting”). On September 22, 2015, Casella filed with the SEC its definitive proxy statement and accompanying definitive WHITE proxy card in connection with its solicitation of proxies to be used at the 2015 Annual Meeting.

Letter to Stockholders First Used on September 28, 2015

Attached hereto is a letter dated September 28, 2015 that Casella is mailing to stockholders in which Casella comments on the proxy contest by JCP Investment Partnership, LP (“JCP”) and other participants in its solicitation with respect to the 2015 Annual Meeting. As previously announced, JCP is pursuing a proxy contest to elect two nominees to the Casella Board of Directors at the 2015 Annual Meeting.

Important Information And Where To Find It

Casella, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Casella’s stockholders in connection with the matters to be considered at Casella’s 2015 Annual Meeting of Stockholders. On September 22, 2015, Casella filed a definitive proxy statement and accompanying definitive WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from Casella stockholders in connection with the matters to be considered at Casella’s 2015 Annual Meeting of Stockholders. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY CASELLA WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement, the accompanying definitive WHITE proxy card, and any other documents filed by Casella with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Investor Relations section of Casella’s corporate website at www.casella.com, by writing to Casella’s Corporate Secretary at Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, VT 05701, or by calling Casella’s Corporate Secretary at (802) 772-2257.

LETTER TO STOCKHOLDERS DATED SEPTEMBER 28, 2015

VOTE THE WHITE PROXY CARD FOR

ALL OF CASELLA’S HIGHLY QUALIFIED BOARD NOMINEES

September 28, 2015

Dear Fellow Casella Stockholder:

2015 has been an exciting year for Casella Waste Systems, Inc. We believe the transformative process we began two and a half years ago to reconstitute and strengthen our management team, simplify and streamline our business, reduce our exposure to risk, increase our cash flows, improve our financial performance and position Casella for long-term growth and profitability is beginning to be reflected in our financial results and our stock price. We also believe that Casella is at a pivotal moment in its history and we are pursuing the right strategy for growing stockholder value.

While your Board has been taking decisive action to enhance the value of your investment in Casella, JCP Investment Management, LLC, a dissident investor led by James C. Pappas that began accumulating its shares in Casella in May 2014, is seeking to disrupt our strategic trajectory. JCP is waging a proxy contest to elect its own candidates, including Mr. Pappas, to your Board at our upcoming 2015 Annual Meeting to be held on Friday, November 6, 2015.

Over the past two and a half years, Casella has achieved significant progress and momentum in executing on its strategy, improving its financial and operating performance and growing stockholder value. As such, we question the judgment and logic of JCP in forcing upon Casella a costly and distracting proxy contest to replace highly qualified, experienced and valued members of your Board with its own candidates without providing stockholders with any credible arguments as to why its candidates, one of whom has no waste management industry experience whatsoever and one of whom has never served on a public company’s board of directors, are more qualified than your Board’s nominees to drive further stockholder value creation. We do not believe that JCP has proposed any director candidates who have experiences and competencies that would expand the depth and breadth of your Board. Nor has JCP shared with Casella’s management or your Board an alternative strategic plan or any specific ideas for improving Casella’s prospects or enhancing stockholder value.

You now have an extremely important decision to make about the future of Casella and who should oversee Casella’s ongoing efforts to further improve its financial and operating performance and grow stockholder value. Once you review the facts, we hope you will agree to vote on the WHITE proxy card FOR ALL your Board’s nominees – John W. Casella, William P. Hulligan and James E. O’Connor – standing for election to your Board at this year’s Annual Meeting. Your Board urges you to sign and return the enclosed WHITE proxy card TODAY and vote FOR ALL your Board’s nominees. We urge you not to sign or return any gold proxy card you receive from JCP.

YOUR BOARD HAS TAKEN DECISIVE ACTION TO DRIVE CASELLA’S STRATEGIC EXECUTION, DRIVE IMPROVED OPERATING AND FINANCIAL RESULTS, ENHANCE CASELLA’S LONG-TERM PROSPECTS AND

POSITION CASELLA TO CREATE VALUE FOR ITS STOCKHOLDERS

Over the past two and a half years, we have refocused our efforts and simplified our business structure. In December 2012, we recognized the need for a change in direction and thinking, and as such, we took the decisive steps to recast the senior management team by promoting Ed Johnson to the role of President & Chief Operating Officer as well as promoting Ned Coletta to the role of Chief Financial Officer. Under the leadership of John W. Casella, our Chairman and CEO, the team worked together to reset the strategic direction of the organization. In early 2013, we launched a comprehensive multi-year plan that we believed would improve our financial and operating performance, while reducing risk.

We believe we have executed extremely well against this plan over the past two and a half years, as demonstrated in our improved financial performance.

We have improved our performance and reduced exposure to risk by divesting or closing operations that did not fit within our core strategy and by focusing management’s attention and Casella’s capital resources on core operations to drive continued growth. Put plainly, by focusing on our core operations, we have significantly improved performance – and we believe that our focused strategy provides a strong backbone for additional value creation.

Most recently, in July 2015, we reported second quarter results that we believe showed significant improvements in our financial performance. Revenues and Adjusted EBITDA were up 4.7% and 8.4% from the same period in 2014.2 With our improved operating performance and disciplined capital allocation, we generated strong cash flows in the second quarter and paid down $18.7 million of long-term debt from March 31, 2015 to June 30, 2015.

NEXT STEPS: CONTINUE TO IMPROVE FREE CASH FLOW, FURTHER REDUCING LEVERAGE

Early this summer, we refreshed our strategic plan since we had substantially completed the objectives we committed to in early 2013. Our newly launched plan focuses on further improving Free Cash Flow and reducing debt leverage through a focus in the following areas:

•	Increasing landfill returns by maximizing annual capacity utilization in our Western Region and driving pricing in excess of inflation in the disposal capacity constrained markets in our Eastern Region;

•	Driving additional profitability of our collection operations through profitable revenue growth, operating efficiencies and selling or swapping under-performing routes or operations;

•	Creating incremental value through our resource solutions offerings in our recycling, organics, and customer solutions operations; and

•	Improving our balance sheet and reducing risk through continued capital discipline and a focus on debt repayment with excess cash flows.

[1]	Calendar Year 2015 Guidance as updated/reaffirmed on 7/29/15.
[2]	Casella presents Adjusted EBITDA, a non-GAAP measure, because it considers it an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of Casella’s results. Management uses Adjusted EBITDA to further understand Casella’s “core operating performance.” Casella believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. Casella believes that providing Adjusted EBITDA to investors, in addition to the corresponding income statement measures, affords investors the benefit of viewing its performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. Casella further believes that providing this information allows its investors greater transparency and a better understanding of its core financial performance. In addition, the instruments governing Casella’s indebtedness use EBITDA (with additional adjustments) to measure its compliance with covenants. Please refer to the appendix for further information on our use of non-GAAP measures, including a reconciliation of Adjusted EBITDA to net income (loss). Net income (loss) for the periods presented above was ($54.4) for the fiscal year ended 4/30/13, ($27.4) for the fiscal year ended 4/30/14, ($29.1) for the calendar year ended 12/31/14 and ($12.1) for the twelve months ended June 30, 2015.

VOTE THE WHITE PROXY CARD TODAY!

2

OUR DECISIVE ACTIONS TO TRANSFORM CASELLA AND THE SUCCESS

OF OUR STRATEGY ARE NOT GOING UNNOTICED

Our decisive actions to transform and reposition Casella, and our improved financial and operating performance, which we believe is attributable to our strategy, are not going unnoticed. In September 2015, Casella was named an Equity and Industry Research Best Ideas: Selecting Stocks to Outperform in a Volatile Environment, by Imperial Capital at its Global Opportunities Conference. Casella was 1 of 17 companies selected as a “Best Idea” by Imperial Capital.

As the stock chart below indicates, we have generated a significant increase in stockholder value since the beginning of the year which we believe is attributable to the success we have had in executing our strategy, strengthening our management team, reducing our risk, exiting non-core businesses and improving our financial and operating performance.

CWST STOCK PRICE (2015 YTD)

CASELLA’S NOMINEES ARE HIGHLY QUALIFIED AND JOIN A REFRESHED BOARD

OVERSEEING OUR EFFORTS TO DRIVE STOCKHOLDER VALUE

We believe that there are very real and stark differences between our nominees, John W. Casella, William P. Hulligan and James E. O’Connor, and the candidates proposed by JCP. We believe our director nominees are highly qualified and each have the integrity, knowledge, breadth of relevant and diverse experience and commitment necessary to navigate Casella through the complex, dynamic and challenging business environment in which we operate and to oversee our ongoing efforts to drive stockholder value.

JOHN W. CASELLA – Director since 1993

Chairman & Chief Executive Officer of Casella Waste Systems, Inc.

•	Possesses close to 40 years of waste management industry experience and extensive operational and industry expertise relevant to our markets, most notably the regulatory, competitive and political sectors

•	Understands the business and culture – has devoted his entire career to building Casella into one of the most respected regional waste management companies in the U.S.

•	One of the two largest individual stockholders in Casella

•	Led Casella’s strategic repositioning and transformation over the last 2.5 years

JAMES E. O’CONNOR – Director since 2015

Retired Chairman & Chief Executive Officer of Republic Services, Inc.

•	Industry veteran who brings over 40 years of waste management industry experience

VOTE THE WHITE PROXY CARD TODAY!

3

•	Former Chairman and CEO of Republic Services, Inc., the second largest waste management company in North America, which, during his tenure, grew from $1.4 billion in annual revenues to $8 billion in annual revenues, making it one of the largest waste management companies in the world

•	Previously spent close to 30 years at Waste Management, Inc. where he held various senior management positions

•	Member of the Board of Directors of Clean Energy Fuels Corp. and the Canadian National Railway Company

WILLIAM P. HULLIGAN - Director since 2015

Former President and Chief Operating Officer of Progressive Waste Solutions Ltd.

•	Industry veteran who brings over 40 years of waste management industry experience

•	Former President and COO of Progressive Waste Solutions Ltd., the third largest waste management company in North America

•	Former EVP of North America Operations of Waste Services, Inc.

•	Over 20 years at Waste Management, Inc., the largest waste management company in North America, where he held various senior management positions, including EVP. During his tenure, Waste Management’s annual revenue grew from approximately $1 billion to more than $6 billion

•	Previously served as a member of the Board of Directors of two publicly-traded waste management companies

Your Board believes that our newest independent directors and nominees, Messrs. Hulligan and O’Connor (both of whom have joined your Board within the past six months), are two of the most experienced, accomplished and admired individuals in the waste management industry and believe that both bring to your Board a proven record of success in leading and growing waste management businesses and creating stockholder value. We believe that their extensive senior management and governance experience at leading waste management companies and track record of driving growth and stockholder value creation will be extremely valuable to Casella as we continue to execute on our ongoing strategic initiatives to drive revenues and enhance profitability.

If Messrs. Casella, Hulligan and O’Connor are re-elected at the 2015 Annual Meeting, your Board would be composed of nine directors, all of whom we believe to be highly qualified directors dedicated to serving the best interests of all stockholders. Of these nine directors, seven would be independent and four would have joined your Board since 2008, bringing fresh perspectives and relevant business experience to your Board. Further, your Board would collectively possess a broad and diverse set of skills, experiences and insights in the areas of solid waste collection, recycling, disposal services, operations, accounting, finance, investment banking, mergers and acquisitions, capital markets, capital allocation, capital structure, risk management, and strategic planning.

The appointments of Messrs. Hulligan and O’Connor as new independent directors reflect your Board’s continuing commitment to recruit new independent and highly qualified directors who have perspectives, experiences and competencies that expand the Board’s scope and depth. Here is what third party analysts had to say about the appointments:

“The appointment of Bill Hulligan, former president and COO of Progressive Waste Solutions, follows on the heels of former Republic Services CEO Jim O’Connor’s addition to the board. We view both as strong industry executives who are well suited to make substantial contributions to Casella…. We take Hulligan’s indication he had previously purchased 100,000 shares of Casella’s stock as an additional sign of his confidence in the company’s prospects.”

– Corey Greendale, Senior Vice President, First Analysis Securities Corp., September 2, 2015

“We believe the board appointments provide evidence of its commitment to improving corporate governance and strengthening management oversight.”

– Scott Levine/Brian Denes, Imperial Capital, September 4, 2015

VOTE THE WHITE PROXY CARD TODAY!

4

JCP’S NOMINEES WOULD NOT BRING TO THE CASELLA BOARD ANY RELEVANT EXPERIENCE, SKILLS OR COMPETENCIES NOT ALREADY PRESENT AMONG CURRENT CASELLA BOARD MEMBERS

We question JCP’s choice of nominees to replace two of your Board’s most highly qualified, experienced and valued directors – John W. Casella and William P. Hulligan. We do not believe that any of JCP’s nominees can be said to have experience comparable to that of either of the two members of your Board that JCP is seeking to replace. Further, we do not believe that any of JCP’s nominees would bring to the Casella Board any relevant insights, perspectives, skills or competencies not already present among the current members of the Casella Board. Consider the following with respect to JCP’s two proposed director candidates:

•	JCP Nominee Brett W. Frazier – Mr. Frazier has no public company board experience. His board experience is limited to serving on the board of directors of his local country club. Accordingly, Mr. Frazier has no experience, as a public company board member, overseeing management, directly developing or implementing strategies to enhance long-term stockholder value or fulfilling the important fiduciary duties owed to stockholders by the directors of a public company.

•	JCP Nominee James C. Pappas – Mr. Pappas has no experience in the waste management industry, either as an executive or as a member of a board of directors. Furthermore, while Mr. Pappas refers to his relatively short tenure of working less than three (3) years in investment banking as a “career with major investment banking firms,” the facts are that Mr. Pappas was employed during that short period by two different firms, in each case as a junior-level investment banking analyst. In addition, Mr. Pappas’ public company board experience has mostly been limited to food-related companies. As such, we do not believe that Mr. Pappas has any board or management experience, or even any substantial investment banking experience, that would provide him with the insights, experiences, skills and competencies, or industry knowledge, that are relevant to Casella’s strategic priorities.

OUR BOARD HAS TAKEN CONCRETE ACTION TO ENHANCE ITS

CORPORATE GOVERNANCE PRACTICES TO BE MORE CONSISTENT WITH BEST PRACTICES

As part of your Board’s efforts to enhance its functionality and its ability to serve the long-term interests of stockholders, and in response to stockholder input, your Board has adopted the following corporate governance enhancements which it believes are consistent with best practices:

•	a majority vote resignation policy for the election of directors in uncontested elections which requires that any incumbent nominee for your Board who does not receive more votes “for” his or her election than votes “withheld” for his or her election (with “abstentions” and “broker non-votes” not counted as a vote “for” or “withheld” from such nominee’s election) to tender his or her resignation to your Board;

•	stock ownership guidelines applicable to all executive officers (which supplements the stock ownership guidelines that were already in place for the members of your Board) that requires all executive officers to have a significant personal investment in Casella through their ownership of Casella shares;

•	a compensation clawback policy applicable to all executive officers;

•	a policy restricting any hedging and pledging activities by directors and executive officers with respect to Casella’s securities, which is contained within Casella’s insider trading policy;

•	an amendment to Casella’s 2006 Stock Incentive Plan to provide that your Board may not cancel in exchange for a cash payment any outstanding option with an exercise price per share above the then-current fair market value or take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market; and

•	a policy providing that any new employment agreements to be entered into by Casella will not contain any provisions providing for gross-up payments for excise taxes paid under Section 4999 of the Internal Revenue Code of 1986, as amended.

VOTE THE WHITE PROXY CARD TODAY!

5

WE HAVE ATTEMPTED ON NUMEROUS OCCASIONS TO CONSTRUCTIVELY

AND IN GOOD FAITH ENGAGE WITH JCP TO AVOID A PROXY CONTEST

Casella maintains an open dialogue with all its stockholders, and is always open to constructive input. As such, over the past 6 months, we have attempted on numerous occasions to constructively and in good faith engage with JCP to hear its views on Casella. However, over the course of numerous telephone discussions and even an in-person meeting with our executive management at Casella’s headquarters in Rutland, Vermont, JCP has not shared with Casella’s management or your Board any suggestions for operational improvements, an alternative strategic plan or any specific ideas for improving Casella’s long-term prospects.

Despite our open dialogue with JCP and the good faith manner in which we approached our discussions, the first time we heard any interest from JCP in proposing director candidates was in April 2015, when we received their notice indicating their intent to nominate three director candidates. In an attempt to avoid a costly and distracting proxy contest, we made clear our willingness to meet in-person with JCP’s nominees to assess whether JCP had proposed any director candidates who have experiences and competencies that could expand the depth and breadth of your Board. JCP’s initial response was to refuse to allow us to meet or speak with their director candidates or have their candidates complete Casella’s standard director questionnaire, insisting that we first reach agreement on a “settlement framework.” Eventually, JCP agreed to allow us to conduct phone interviews with its proposed director candidates but remained steadfast in refusing to allow us to interview any of its director candidates in person or have its candidates complete Casella’s standard director questionnaire.

Your Board is very amenable to adding to its membership additional independent directors who would add to the depth and breadth of its insights, perspectives, competencies and skills and is receptive to considering and interviewing candidates referred to us by a stockholder but such candidates must be committed to acting in the best interests of ALL stockholders and must not be, in any way, obligated or expected to serve or advocate for the interests of any particular constituency. We question how serious JCP was about having its proposed candidates serve as directors who would represent the best interests of ALL stockholders when it would not even allow them to meet with us in person or complete our standard director questionnaire.

JCP LACKS ANY SPECIFIC PLANS ON HOW TO ENHANCE STOCKHOLDER VALUE AT CASELLA

To date, JCP has failed to put forward any ideas to further enhance Casella’s strong performance or enhance Casella’s long-term prospects. In fact, in its most recent amended proxy filing with the SEC, JCP openly stated the following in regards to their slate of proposed nominees:

“The [JCP] Nominees do not have specific plans for the Company…”

In addition, Mr. Pappas’ lack of any waste management industry experience whatsoever, the fact that Mr. Pappas’ public company board experience is mostly limited to food-related companies, and Mr. Frazier’s lack of experience ever serving on a public company’s board of directors calls in to question how they would better serve the interests of stockholders if they were elected to your Board to replace two of our most experienced and valued directors, both of whom have extensive experience in the waste management industry and both of whom have experience serving on one or more public company boards.

The point is quite simple – despite their claimed “displeasure with our performance,” JCP fails to acknowledge the progress we have achieved in the past two and a half years and the momentum we believe we have going forward, and has yet to put forward any sort of credible plan of its own.

Unlike JCP and its nominees, we have a plan – a plan that we believe is working and that we believe will continue to drive positive results and strong momentum.

VOTE THE WHITE PROXY CARD TODAY!

6

SUPPORT YOUR BOARD’S HIGHLY QUALIFIED NOMINEES

BY VOTING THE WHITE PROXY CARD TODAY

The upcoming Annual Meeting is a significant event that could determine the future of Casella. Your vote is important – no matter how many shares you own – as no stockholder is too small.

Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided and vote FOR ALL your Board’s highly qualified and very experienced nominees – John W. Casella, William P. Hulligan and James E. O’Connor. You may also vote by telephone or Internet by following the instructions on the enclosed WHITE proxy card.

We also urge you to discard any proxy card or voting instruction form you may receive from JCP. Even a WITHHOLD vote with respect to JCP’s nominees on its proxy card will cancel any proxy previously given to Casella. If you previously signed a proxy card sent to you by JCP, you can revoke that proxy card and vote for your Board’s recommended nominees by voting a new WHITE proxy card. Only your latest-dated proxy card will count. Your Board encourages you to vote each WHITE proxy card you receive.

On behalf of your Board of Directors, we thank you for your continued support of the Company. We look forward to communicating further with you in the coming weeks.

Sincerely,

John W. Casella Chairman & CEO	Gregory B. Peters Lead Independent Director

If you have any questions, require additional copies of Casella’s proxy materials or need assistance in voting your WHITE proxy card, please contact our proxy solicitor at the phone numbers or email listed below:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect) or Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Forward-Looking Statements

Certain matters discussed in this letter are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” “guidance” and other similar expressions, whether in the negative or affirmative. Similarly, statements that describe the objectives, plans or goals of Casella are forward-looking. Such forward-looking statements include, but are not limited to, statements regarding the anticipated proxy contest by JCP Investment Management, LLC and the other participants in its solicitation, Casella’s initiatives to improve the Company’s performance and increase its growth and profitability, Casella’s future operational and financial performance, Casella’s actions taken or contemplated to enhance its long-term prospects and enhance value for its stockholders, Casella’s efforts to execute on and implement its strategic plan, Casella’s plans to simplify its business structure, Casella’s actions taken or contemplated with respect to corporate and board governance, Casella’s plans to improve its cash flows and reduce its risk exposure by divesting or closing operations that do not

VOTE THE WHITE PROXY CARD TODAY!

7

fit within its core strategy, Casella’s plans to strengthen its balance sheet, promote financial flexibility and position the Company to achieve its target growth trajectory and Casella’s plans to achieve its three (3) year financial objectives and to drive additional value creation for the benefit of all its stockholders. These forward-looking statements are based on current expectations, estimates, forecasts and projections and management’s current beliefs and assumptions and, accordingly, are not guarantees of future performance. Such forward-looking statements, and all phases of Casella’s operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in Casella’s forward-looking statements. There are a number of important risks and uncertainties that could cause Casella’s actual events to differ materially from those indicated or implied by such forward-looking statements. These additional risks and uncertainties include, without limitation, risks related to the actions of JCP and other activist stockholders, including the amount of related costs incurred by Casella and the disruption caused to Casella’s business activities by these actions and those risks detailed in Item 1A, “Risk Factors” in Casella’s Form 10-KT for the transition period ended December 31, 2014, in its Form 10-Q for the quarterly period ended June 30, 2015 and in its subsequent filings with the SEC. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Casella undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Important Information And Where To Find It

Casella, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Casella’s stockholders in connection with the matters to be considered at Casella’s 2015 Annual Meeting of Stockholders. On September 22, 2015, Casella filed a definitive proxy statement and accompanying definitive WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from Casella stockholders in connection with the matters to be considered at Casella’s 2015 Annual Meeting of Stockholders. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY CASELLA WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement, the accompanying definitive WHITE proxy card, and any other documents filed by Casella with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Investor Relations section of Casella’s corporate website at www.casella.com, by writing to Casella’s Corporate Secretary at Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, VT 05701, or by calling Casella’s Corporate Secretary at (802) 772-2257.

Disclaimer

Casella has neither sought nor obtained the consent from any third party to use any statements or information contained in this letter that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Non-GAAP Financial Measure

As noted above, in addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), Casella also discloses earnings before interest, taxes, depreciation and amortization, adjusted for accretion, depletion of landfill operating lease obligations, gain on sale of assets, development project charge write-offs, legal settlement costs, tax settlement costs, bargain purchase gains, asset impairment charges, environmental remediation charges, severance and reorganization costs, (gains) expenses from divestiture, acquisition and financing costs, gains on the settlement of acquisition related contingent consideration, fiscal year-end transition costs, proxy contest costs, as well as impacts from divestiture transactions (“Adjusted EBITDA”) which is a non-GAAP measure. Adjusted EBITDA is reconciled to net income (loss).

Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA presented by other companies.

###

VOTE THE WHITE PROXY CARD TODAY!

8

VOTE THE WHITE PROXY CARD TODAY!

9